EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-106289) and related Prospectus of Gene Logic Inc. for the registration of 3,730,839 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 2003, except as to Note 12, as to which the date is April 1, 2003, and except as to Note 2, as to which the date is May 20, 2003, with respect to the financial statements of TherImmune Research Corporation as of and for the year ended December 31, 2002 included in the Current Report on Form 8-K, as amended, of Gene Logic Inc. dated June 2, 2003, filed with the Securities and Exchange Commission.

/s/ Reznick Fedder & Silverman

Bethesda, Maryland
December 9, 2003